INCORPORATED UNDER THE LAWS OF THE STATE OF ARIZONA
                                 PREMIUM CIGARS
                              INTERNATIONAL, LTD.

This certifies that          SPECIMEN                            is the owner of
_________________________________________________________________ fully paid and non-assessable Shares of the above Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and to be sealed with the Seal of the Corporation.
Dated ______________________________